UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 15, 2025
LIFECORE BIOMEDICAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-27446	94-3025618
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

3515 Lyman Boulevard
Chaska,	Minnesota	55318
(Address of principal executive offices)		(Zip Code)
(952) 368-4300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.001 per share	LFCR	The NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of
Certain Officers; Compensatory Arrangements of Certain Officers.

On July 15, 2025, the Board of Directors (the “Board”) of Lifecore Biomedical, Inc. (the “Company”) approved a cash incentive pay plan for the Company’s fiscal year 2026 ending May 31, 2026 (the “2026 Bonus Plan”), which was recommended by the Compensation Committee of the Board. The Board, based on the recommendation of the Compensation Committee, also approved the cash bonus opportunities and individual performance objectives under the 2026 Bonus Plan for each of the Company’s executive officers: Paul Josephs, President and Chief Executive Officer; Ryan D. Lake, Chief Financial Officer; and Thomas D. Salus, Chief Legal and Administration Officer.
Under the 2026 Bonus Plan, each executive officer’s cash bonus opportunity is weighted 10% to his individual performance objectives and weighted 10% to five equally-weighted Company business goals and objectives. Under the 2026 Bonus Plan, each executive officer’s cash bonus opportunity is weighted 80% to Company financial performance goals of Adjusted EBITDA and development revenue. Achievement of either Adjusted EBITDA or development revenue at greater than target level would result in increasing bonus relating to that performance goal and achievement of Adjusted EBITDA or development revenue at less than target level would result in decreasing bonus relating to that performance goal based on a Board-approved matrix of Adjusted EBITDA and development revenue. If the minimum performance for either Adjusted EBITDA or development revenue is not achieved, there will be no bonus with respect to that performance goal. Additionally, no amounts will be earned under the 2026 Bonus Plan unless minimum Adjusted EBITDA is achieved. The maximum cash bonus that may be earned under the 2026 Bonus Plan by an executive officer relating to the Company financial performance goals will not exceed 200% of their bonus opportunity at the target level, even if actual performance exceeds the maximum level for Adjusted EBITDA or development revenue.
Adjusted EBITDA is defined as the Company’s fiscal year 2026 earnings before interest, taxes, depreciation and amortization, adjusted to exclude costs not expected to be incurred on a normalized basis consistent with the Company’s public filings or as determined by the Compensation Committee, such as (a) change in fair value derivatives, (b) financing fees (non-interest), (c) loss on sale or disposal of assets, (d) reorganization costs, (e) restructuring costs, (f) franchise tax equivalent to income tax, (g) contract cancellation costs, (h) loss (income) from discontinued operations, (i) stockholder activist settlement costs, and (j) start-up costs, but including the cost of bonuses under the 2026 Bonus Plan. Development revenue is defined as the Company’s fiscal year 2026 revenue from existing clinical or new clinical or commercial programs, recognized and determined in accordance with U.S. generally accepted accounting principles.
The Board also approved, based upon the recommendation of the Compensation Committee, the cash bonus that the Company’s executive officers may earn under the 2026 Bonus Plan at the target level of achievement as a percentage of their respective annual base salaries as follows: Paul Josephs, Ryan D. Lake, and Thomas D. Salus at 100%, 60%, and 50%, respectively. In accordance with his employment agreement dated effective April 14, 2025, Mr. Salus will be paid 125% of any bonus actually earned under the 2026 Bonus Plan.
An executive officer must be employed by the Company as of the end of the fiscal year and as of the payment date in order to receive any bonus under the 2026 Bonus Plan unless otherwise provided in a written agreement between the Company and the executive officer. All payments to the executive officers under the 2026 Bonus Plan are subject to “clawback” under the Company’s Compensation Recoupment Policy adopted effective October 2, 2023.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 18, 2025

LIFECORE BIOMEDICAL, INC.

By:	/s/ Ryan D. Lake
Ryan D. Lake
Chief Financial Officer